					 EXHIBIT 11
			      PACIFIC GAS AND ELECTRIC COMPANY
			  COMPUTATION OF EARNINGS PER COMMON SHARE
					 (unaudited)
- --------------------------------------------------------------------------------------------
						  Three months ended        Six months ended
							     June 30,                June 30,
						--------------------    --------------------
(in thousands, except per share amounts)            1994        1993        1994        1993
- --------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE (EPS) AS SHOWN
  IN THE STATEMENT OF CONSOLIDATED INCOME

Net income                                      $241,365    $245,350    $478,317    $501,014
Less preferred dividends                          14,362      16,633      28,820      33,393
  Net income for calculating EPS for            --------    --------    --------    --------
    Statement of Consolidated Income            $227,003    $228,717    $449,497    $467,621
						========    ========    ========    ========
Average common shares outstanding                429,762     430,639     429,150     429,539
						========    ========    ========    ========
EPS as shown in the Statement of
    Consolidated Income                         $    .53    $    .53    $   1.05    $   1.09
						========    ========    ========    ========

PRIMARY EPS (1)

Net income                                      $241,365    $245,350    $478,317    $501,014
Less preferred dividends                          14,362      16,633      28,820      33,393
						--------    --------    --------    --------
  Net income for calculating primary EPS        $227,003    $228,717    $449,497    $467,621
						========    ========    ========    ========
Average common shares outstanding                429,762     430,639     429,150     429,539
Add exercise of options, reduced by the
  number of shares that could have been
  purchased with the proceeds from
  such exercise (at average market price)            520       1,318         626       1,361
						--------    --------    --------    --------
Average common shares outstanding as
  adjusted                                       430,282     431,957     429,776     430,900
						========    ========    ========    ========
Primary EPS                                     $    .53    $    .53    $   1.05    $   1.09
						========    ========    ========    ========

FULLY DILUTED EPS (1)

Net income                                      $241,365    $245,350    $478,317    $501,014
Less preferred dividends                          14,362      16,633      28,820      33,393
						--------    --------    --------    --------
  Net income for calculating fully diluted EPS  $227,003    $228,717    $449,497    $467,621
						========    ========    ========    ========
Average common shares outstanding                429,762     430,639     429,150     429,539
Add exercise of options, reduced by the
  number of shares that could have been
  purchased with the proceeds from such
  exercise (at the greater of average or
  ending market price)                               520       1,318         626       1,361
						--------    --------    --------    --------
Average common shares outstanding as
  adjusted                                       430,282     431,957     429,776     430,900
						========    ========    ========    ========
Fully diluted EPS                               $    .53    $    .53    $   1.05    $   1.09
						========    ========    ========    ========

- --------------------------------------------------------------------------------------------

(1)  This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K.
     This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.